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                                                                    Exhibit 21.1

                SUBSIDIARIES OF DYNEGY ENERGY PARTNERS L.P.


NAME                                                  JURISDICTION
----                                                  ------------
Dynegy Operating GP LLC                               Delaware

Dynegy Operating Partners L.P.                        Delaware

Midstream Barge Company, L.L.C.                       Delaware

Downstream Energy Ventures Co., L.L.C.                Delaware

Cedar Bayou Fractionators, L.P.                       Delaware

Dynegy Liquids G.P., L.L.C.                           Delaware

Dynegy Liquids Marketing and Trade                    Delaware

Warren Gas Liquids, LLC                               Delaware

Dynegy Energy Pipeline Company LLC                    Delaware

Dynegy LPG Services, Inc.                             Missouri